EXHIBIT 99.1

Investor:	Media:	Company:
Jennifer Beugelmans	Jennifer Saunders	Jim Klingler, CFO
jbeugelmans@evcgroup.com	jsaunders@evcgroup.com	IR@nasmedical.com
or	(646) 201-5431	(818) 734-8600
Doug Sherk
dsherk@evcgroup.com
(646) 201-5447

NORTH AMERICAN SCIENTIFIC ANNOUNCES EXTENSION
OF LOAN AGREEMENT

Chatsworth, CA - November 2, 2007 — North American Scientific, Inc. (Nasdaq: NASI) today announced that on October 29, 2007 it executed a Sixth Amendment and Forbearance to its Loan and Security Agreement with Silicon Valley Bank (the “Bank”). The Amendment includes: (i) an extension of the maturity date of the Loan Agreement to November 20, 2007, and an extension of the maturity date of the Bridge Loan Sublimit to the earlier of November 20, 2007 or the date the Company closes a private investment public equity transaction, (ii) a forbearance by the Bank from exercising its rights and remedies against the Company, until such time as the Bank determines in its discretion to cease such forbearance, due to the defaults under the Loan Agreement resulting from the Company failing to comply with the tangible net worth covenant in the Loan Agreement as of July 31, 2007, August 31, 2007 and September 30, 2007, and (iii) a consent to the Company’s issuing up to $500,000 in unsecured subordinated debt to Mr. John Friede, or an entity owned or controlled by Mr. Friede. Mr. Friede is a director and a significant stockholder of the Company.

On October 30, 2007, the Company entered into a Loan Agreement with Mr. Friede (the “Lender”). Subject to the terms of the Loan Agreement, the Lender agrees to loan the Company $500,000 in two installments of $250,000 each. The loan is unsecured and subordinated to the loan agreements with Silicon Valley Bank and Agility Capital. In connection with the Loan Agreement, the Company agreed to issue to the Lender a warrant to purchase shares of the Company’s common stock at an exercise price per share of $200,000 divided by the Exercise Price, which is the per share closing price of the Company’s common stock on the trading day before the issuance of the warrant.

About North American Scientific

North American Scientific is a leader in radiation therapy in the fight against cancer. Its innovative products provide physicians with tools for the treatment of various types of cancers. They include Prospera® brachytherapy seeds and SurTRAK™ needles and strands used primarily in the treatment of prostate cancer. In addition the Company plans to commercialize its ClearPath™ multi-channel catheter breast brachytherapy devices in 2007, which are the only devices approved for both high dose and continuous release, or low dose, radiation treatments. The devices are designed to provide flexible, precise dose conformance and an innovative delivery system that is intended to offer the more advanced form of brachytherapy for the treatment of breast cancer.   Please visit www.nasmedical.com for more information.

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company including, but not limited to, the impact of competitive products and pricing, technological changes, changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements, the ability of the Company to successfully directly market and sell its products, uncertainties relating to patent protection and regulatory approval, the stable supply of appropriate isotopes, research and development estimates, market opportunities, risks associated with strategic opportunities or acquisitions the Company may pursue and the risk factors included in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this news release speak only as of the date of this release, and the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future results or otherwise.